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CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Tribune Company for the registration of $500,000,000 of Debt Securities and Warrants to Purchase Debt Securities and to the incorporation by reference therein of our report dated February 9, 1996, with respect to the consolidated financial statements of Renaissance Communications Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

December 24, 1996
New York, New York